Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-225317 and 333-225315 on Forms S-8 of our report dated June 29, 2018, relating to the financial statements of the United States Public Sector Business (formerly the U.S. Public Sector Business of DXC Technology Company) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the allocations inherent in the preparation of the combined financial statements), appearing in this Annual Report on Form 10-K of Perspecta Inc. for the year ended March 31, 2018.

/s/DELOITTE & TOUCHE LLP
McLean, Virginia
June 29, 2018